Exhibit 99.1
Company Contact:
Mark Donohue
Sr. Director
Investor Relations and Corporate Communications
(215) 558-4526
www.impaxlabs.com
Impax Laboratories Reports Second Quarter 2011 Financial Results
HAYWARD, Calif. (August 2, 2011) — Impax Laboratories, Inc. (NASDAQ: IPXL) today reported second quarter ended June 30, 2011 financial results.
“Our second quarter 2011 revenues and earnings were lower than the prior year period primarily due to higher second quarter 2010 sales from the remaining exclusive period of generic Flomax®. However, our second quarter 2011 revenues improved sequentially over the first quarter 2011 revenues and exceeded our expectations,” said Larry Hsu, Ph.D., president and CEO, Impax Laboratories, Inc. “The sequential improvement was primarily due to the late April receipt of our supplier’s initial product shipment from 2011 quota of generic Adderall XR® which resulted in second quarter generic Adderall XR® product sales of $58.2 million, as compared to $36.1 million in the first quarter of 2011.”
Dr. Hsu continued, “We began to receive generic Adderall XR® product supply from our supplier’s 2011 quota during the quarter, although below our request for quantities sufficient to satisfy strong customer demand. The supply helped us alleviate some of the customer backorder for the product. Nonetheless, our second quarter 2011 sales of the product were still lower than the prior year period and customer demand for generic Adderall XR ® continues to exceed available supply. We continue to pursue every available means to acquire sufficient product to meet this demand. In the third quarter of 2011, assuming continued receipt of scheduled shipments, our generic Adderall XR® sales could be similar to second quarter 2011 levels, while fourth quarter expectations will depend on additional updated shipment information from our supplier in August and September 2011.”
Second Quarter 2011 Results

	Three Months Ended June 30,
(unaudited, amounts in millions)	2011	2010	$ change	% change
Revenues
Generic and brand products and services	$64.0	$62.3	$1.7	3%
Generic Adderall XR ®	58.2	63.3	(5.1)	(8%)
Generic Flomax®	3.7	27.4	(23.7)	(87%)

Total Revenues	$125.9	$153.0	$(27.1)	(18%)

•	Total revenue was $125.9 million compared to $153.0 million in the prior year period primarily due to higher second quarter 2010 sales from the remaining exclusive period of generic Flomax®, whereby the Company had contractual market exclusivity starting on March 2, 2010 and continuing for the succeeding eight week period. The entry of competing generic versions of Flomax® into the market in late April 2010 resulted in both price erosion and reduction in the Company’s market share.
•	Earnings before interest, taxes, depreciation and amortization (EBITDA), excluding adjusted items, was $25.6 million compared to $54.8 million in the prior year period (generic Flomax® contributed $22.3 million to the second quarter 2010 EBITDA, excluding adjusted items).

•	Net income, excluding adjusted items, was $15.1 million compared to $32.8 million in the prior year period (generic Flomax® contributed $14.1 million to the second quarter 2010 net income, excluding adjusted items).
•	Net income per diluted share, excluding adjusted items, was $0.22 compared to $0.50 in the prior year period (generic Flomax® contributed $0.22 to the second quarter 2010 net income per diluted share, excluding adjusted items).
•	Net income was $12.6 million, or $0.19 per diluted share, compared to $31.3 million, or $0.48 per diluted share in the prior year period.
Please refer to “Non-GAAP Financial Measures” below for a reconciliation of GAAP to non-GAAP items.
Dr. Hsu further stated, “We are working expeditiously to resolve the manufacturing observations raised in the warning letter to the satisfaction of the U.S. Food and Drug Administration (FDA). In late June 2011, we submitted our warning letter response and will continue to cooperate with the FDA to resolve the observations. We have already made significant manufacturing and quality control systems improvements and believe we have addressed a number of the FDA’s observations. Upon our internal completion, we will request a re-inspection of our Hayward facility by the FDA, the timing of which is wholly dependent upon the FDA’s availability. Based on our most recent estimate, we expect to incur charges of approximately $10.0 million in 2011 related to the development and implementation of manufacturing and quality control systems improvements associated with our response to the observations raised in the warning letter.”
“This current interruption has not impacted our ability to execute our long-term growth strategy. We have a significant pipeline of generic products pending at the FDA and continue to file Abbreviated New Drug Applications which we believe will create additional product launch opportunities. Regarding our brand business, we remain on schedule to file a New Drug Application for IPX066, our leading brand product candidate for Parkinson’s Disease, in the fourth quarter of 2011. We also remain active pursuing external opportunities with the potential to further drive future growth,” concluded Dr. Hsu.

Segment Information — Second Quarter 2011
The Company has two reportable segments, the Global Pharmaceuticals Division (generic products & services) and the Impax Pharmaceuticals Division (brand products & services) and does not allocate general corporate services to either segment.
Global Pharmaceuticals Division Information

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(unaudited, amounts in thousands)	2011	2010	2011	2010
Revenues:
Global Product sales, net	$111,125	$137,977	$203,463	$447,754
RX Partner	4,866	5,802	7,548	10,705
OTC Partner	1,184	2,309	3,127	4,074
Research Partner	3,384	3,384	9,769	6,769

Total Revenues	120,559	149,472	223,907	469,302
Cost of revenues	63,257	65,599	110,431	142,031

Gross profit	57,302	83,873	113,476	327,271

Operating expenses:
Research and development	13,466	10,354	23,242	19,789
Patent litigation	2,209	1,769	3,983	3,753
Selling, general and administrative	2,938	3,688	5,870	7,023

Total operating expenses	18,613	15,811	33,095	30,565

Income from operations	$38,689	$68,062	$80,381	$296,706

Global Pharmaceuticals Division revenues in the second quarter of 2011 were $120.6 million compared to $149.5 million in the prior year period, the reduction in revenues were driven by a decrease in Global Product sales, net, as discussed below.
For the second quarter of 2011, Global Product sales, net, were $111.1 million, down $26.9 million from the prior year period due to a $23.8 million decline in sales of generic Flomax® as noted above, and a $5.1 million decline in sales of authorized generic Adderall XR® products, partially offset by higher sales of our fenofibrate products. The decrease in sales of authorized generic Adderall XR® was principally the result of product supply disruptions.
Gross profit of $57.3 million represents a 48% gross margin in the second quarter of 2011, and was lower than the 56% gross margin for the prior year period primarily due to higher sales of our generic Flomax® products in the second quarter of 2010 which carried a higher average gross margin during the contractual market exclusivity period.
Total generic operating expenses of $18.6 million in the second quarter of 2011 increased $2.8 million over the prior year period primarily due to higher spending on research and development.

Impax Pharmaceuticals Division Information

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(unaudited, amounts in thousands)	2011	2010	2011	2010
Revenues:
Rx Partner	$1,437	$—	$2,875	$—
Promotional Partner	3,535	3,500	7,070	7,003
Research Partner	329	110	659	110

Total revenues	5,301	3,610	10,604	7,113
Cost of revenues	2,901	3,293	5,841	6,437

Gross profit	2,400	317	4,763	676

Operating expenses:
Research and development	10,512	10,755	20,227	19,629
Selling, general and administrative	1,377	738	2,483	1,547

Total operating expenses	11,889	11,493	22,710	21,176

Loss from operations	$(9,489)	$(11,176)	$(17,947)	$(20,500)

Impax Pharmaceuticals Division revenues in the second quarter of 2011 increased $1.7 million to $5.3 million over the prior year period due to the addition of Rx Partner revenues.
In the second quarter of 2011, the Company recognized $1.4 million of Rx Partner revenue related to the $11.5 million up-front payment (recognized over 24 months) received under the License, Development and Commercialization Agreement with Glaxo Group Limited which was entered into in December 2010.
The loss from operations in the second quarter of 2011 is a result of the Company’s strategy to invest in research and development to develop brand products which provide longer product life cycles and the potential for significantly higher profit margins than generic products.
Corporate and Other

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(unaudited, amounts in thousands)	2011	2010	2011	2010
General and administrative expenses	$11,194	$7,592	$23,735	$15,934

Loss from operations	$(11,194)	$(7,592)	$(23,735)	$(15,934)

Corporate general and administrative expenses in the second quarter of 2011 increased $3.6 million compared to the prior year period primarily due to an increase in legal fees.
Cash and short-term investments were $335.5 million as of June 30, 2011, as compared to $348.4 million as of December 31, 2010. The decline is primarily due to capital expenditures during the six month period ended June 30, 2011.

2011 Financial Outlook

The Company updated its full year 2011 financial outlook as noted below.
•	Cash flows from operating activities, less capital expenditures (Free Cash Flow), planned to be positive.
•	Gross margins as a percent of total revenues of approximately 50%.
•	Total research and development expenses across the generic and brand divisions to approximate $87 million with generic R&D of approximately $47 million and brand R&D of approximately $40 million.
•	Patent litigation expenses of approximately $13 million.
•	Selling, general and administrative expenses of approximately $65 million.
•	Updated August 2011 — Effective tax rate of approximately 34% to 36%.
•	Capital expenditures to be approximately $69 million.
Conference Call Information
The Company will host a conference call today at 11:00 a.m. EDT to discuss its results. The number to call from within the United States is (877) 356-3814 and (706) 758-0033 internationally. The call can also be accessed via a live Webcast through the Investor Relations section of the Company’s Web site, www.impaxlabs.com. A replay of the conference call will be available shortly after the call for a period of seven days. To access the replay, dial (855) 859-2056 (in the U.S.) and (404) 537-3406 (international callers). The access conference code is 83298478.
About Impax Laboratories, Inc.
Impax Laboratories, Inc. is a technology based specialty pharmaceutical company applying its formulation expertise and drug delivery technology to the development of controlled-release and specialty generics in addition to the development of branded products. Impax markets its generic products through its Global Pharmaceuticals Division and markets third-party branded products through the Impax Pharmaceuticals Division. Additionally, where strategically appropriate, Impax has developed marketing partnerships to fully leverage its technology platform. Impax Laboratories is headquartered in Hayward, California, and has a full range of capabilities in its Hayward, Philadelphia and Taiwan facilities. For more information, please visit the Company’s Web site at: www.impaxlabs.com.
“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995:
To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking in nature and express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the effect of current economic conditions on the Company’s industry, business, financial position and results of operations, the ability to maintain an effective system of internal control over financial reporting, fluctuations in revenues and operating income, the ability to successfully develop and commercialize pharmaceutical products, reductions or loss of business with any significant customer or a reduction in sales of any significant product, the impact of competition, the ability to sustain profitability and positive cash flows, any delays or unanticipated expenses in connection with the operation of the Taiwan facility, the effect of foreign economic, political, legal and other risks on operations abroad, the uncertainty of patent litigation, consumer acceptance and demand for new pharmaceutical products, the difficulty of predicting Food and Drug Administration filings and approvals, the inexperience of the Company in conducting clinical trials and submitting new drug applications, the ability to successfully conduct clinical trials, reliance on alliance and collaboration agreements, the availability of raw materials, the ability to comply with legal and regulatory requirements governing the pharmaceuticals and healthcare industries, the regulatory environment, the ability to protect the Company’s intellectual property, exposure to product liability claims and other risks described in the Company’s periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as to the date on which they are made, and Impax undertakes no obligation to update publicly or revise any forward-looking statement, regardless of whether new information becomes available, future developments occur or otherwise.

Impax Laboratories, Inc.
Consolidated Statements of Operations
(unaudited, amounts in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenues:
Global Pharmaceuticals Division	$120,559	$149,472	$223,907	$469,302
Impax Pharmaceuticals Division	5,301	3,610	10,604	7,113

Total Revenues	125,860	153,082	234,511	476,415

Cost of revenues	66,158	68,892	116,272	148,468

Gross profit	59,702	84,190	118,239	327,947

Operating expenses:
Research and development	23,978	21,109	43,469	39,418
Patent litigation	2,209	1,769	3,983	3,753
Selling, general and administrative	15,509	12,018	32,088	24,504

Total operating expenses	41,696	34,896	79,540	67,675

Income from operations	18,006	49,294	38,699	260,272
Other expense, net	(545)	(25)	(540)	(42)
Interest income	290	192	611	274
Interest expense	(11)	(23)	(28)	(70)

Income before income taxes	17,740	49,438	38,742	260,434
Provision for income taxes	5,214	18,130	12,358	97,613

Net income before noncontrolling interest	12,526	31,308	26,384	162,821
Add back loss attributable to noncontrolling interest	24	40	29	12

Net Income	$12,550	$31,348	$26,413	$162,833

Net Income per share:
Basic	$0.20	$0.51	$0.41	$2.65

Diluted	$0.19	$0.48	$0.39	$2.51

Weighted average common shares outstanding:
Basic	64,024,483	61,876,599	63,709,258	61,444,707
Diluted	67,654,047	65,538,805	67,401,018	64,887,770

Impax Laboratories, Inc.
Condensed Consolidated Balance Sheets
(unaudited, amounts in thousands)

	June 30,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$138,182	$91,796
Short-term investments	197,342	256,605
Accounts receivable, net	121,070	82,054
Inventory, net	46,038	44,549
Deferred product manufacturing costs	1,371	2,012
Deferred income taxes	40,465	39,271
Prepaid expenses and other current assets	10,060	4,407

Total current assets	554,528	520,694

Property, plant and equipment, net	111,413	106,280
Deferred product manufacturing costs	7,900	8,223
Deferred income taxes, net	6,470	5,069
Other assets	35,689	25,478
Goodwill	27,574	27,574

Total assets	$743,574	$693,318

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$18,484	$18,812
Accrued expenses	73,048	72,788
Accrued income taxes payable	—	2,393
Accrued profit sharing and royalty expenses	27,818	14,147
Deferred revenue	23,413	18,276

Total current liabilities	142,763	126,416

Deferred revenue	27,484	44,195
Other liabilities	17,152	14,558

Total liabilities	187,399	185,169
Total stockholders’ equity	556,175	508,149

Total liabilities and stockholders’ equity	$743,574	$693,318

Impax Laboratories, Inc.
Consolidated Statements of Cash Flows
(unaudited, amounts in thousands)

	Six Months Ended June 30,
	2011	2010
Cash flows from operating activities:
Net income	$26,413	$162,833
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	8,338	6,068
Amortization of Credit Agreement deferred financing costs	13	25
Accretion of interest income on short-term investments	(461)	(168)
Deferred income taxes	3,046	7,026
Provision for uncertain tax positions	79	24
Tax benefit related to the exercise of employee stock options	(5,641)	(4,329)
Deferred revenue	1,887	21,764
Deferred product manufacturing costs	(1,061)	(8,791)
Recognition of deferred revenue	(13,461)	(21,658)
Amortization deferred product manufacturing costs	2,026	9,425
Accrued profit sharing and royalty expense	44,789	71,902
Payments of profit sharing and royalty expense	(31,121)	(94,925)
Payments of accrued litigation settlements	—	(5,865)
Share-based compensation expense	6,133	5,234
Bad debt expense	125	153
Changes in assets and liabilities:
Accounts receivable	(39,141)	49,686
Inventory	(1,489)	6,554
Prepaid expenses and other assets	(15,389)	(7,852)
Accounts payable, accrued expenses and income taxes payable	(2,815)	29,151
Other liabilities	2,487	1,859

Net cash (used in) provided by operating activities	(15,243)	228,116

Cash flows from investing activities:
Purchase of short-term investments	(180,274)	(195,450)
Maturities of short-term investments	239,998	103,551
Purchases of property, plant and equipment	(14,569)	(7,690)

Net cash provided by (used in) investing activities	45,155	(99,589)

Cash flows from financing activities:
Tax benefit related to the exercise of employee stock options	5,641	4,329
Proceeds from exercise of stock options and ESPP	10,833	12,818

Net cash provided by financing activities	16,474	17,147

Net increase in cash and cash equivalents	46,386	145,674
Cash and cash equivalents, beginning of period	91,796	31,770

Cash and cash equivalents, end of period	$138,182	$177,444

Impax Laboratories, Inc.
Second Quarter 2011
Non-GAAP Financial Measures
Net income excluding adjusted items, net income per diluted share excluding adjusted items, and EBITDA excluding adjusted items, are not measures of financial performance under generally accepted accounting principles (GAAP) and should not be construed as substitutes for, or superior to, net income, and net income per diluted share as a measure of financial performance. However, management uses both GAAP financial measures and the disclosed non-GAAP financial measures internally to evaluate and manage the Company’s operations and to better understand its business. Further, management believes the inclusion of non-GAAP financial measures provides meaningful supplementary information to and facilitates analysis by investors in evaluating the Company’s financial performance, results of operations and trends. The Company’s calculation of net income excluding adjusted items, net income per diluted share excluding adjusted items and EBITDA excluding adjusted items, may not be comparable to similarly designated measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment.
The following table reconciles reported net income to net income excluding adjusted items.

	Three months ended		Six months ended
	June 30,		June 30,
(Unaudited, in millions, except per share amounts)	2011	2010	2011	2010
Net income	$12.6	$31.3	$26.4	$162.8
Adjusted to add (deduct):
Share-based compensation	3.2	2.4	6.0	5.2
Employee severance	—	—	0.8	—
Income tax effect	(0.7)	(0.9)	(1.3)	(2.0)

Net income excluding adjusted items	$15.1	$32.8	$32.0	$166.1

Net income excluding adjusted items per diluted share	$0.22	$0.50	$0.45	$2.56
Net income per diluted share	$0.19	$0.48	$0.38	$2.51
The following table reconciles reported net income to EBITDA excluding adjusted items.

	Three months ended		Six months ended
	June 30,		June 30,
(Unaudited, amounts in millions)	2011	2010	2011	2010
Net income	$12.6	$31.3	$26.4	$162.8
Adjusted to add (deduct):
Interest income	(0.3)	(0.2)	(0.6)	(0.3)
Interest expense	0.0	0.0	0.0	0.1
Depreciation and amortization	4.9	3.1	8.3	6.1
Income taxes	5.2	18.1	12.4	97.6

EBITDA	22.4	52.4	46.5	266.3

Adjusted to add:
Share-based compensation	3.2	2.4	6.0	5.2
Severance	—	—	0.8	—

EBITDA excluding adjusted items	$25.6	$54.8	$53.4	$271.5